NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

CUSIP NO-00973N 10 2

AKOUSTIS

SMART SELECTIVITY SOLUTIONS

NUMBER

SHARES

AKOUSTIS TECHNOLOGIES, INC.

AUTHORIZED COMMON STOCK: 45,000,000 SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of **Akoustis Technologies, Inc.** Common Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY


AKOUSTIS TECHNOLOGIES, INC.
CORPORATE
Seal
DELAWARE

PRESIDENT, CEO

Countersigned & Registered: **Globex Transfer, LLC**
(813) 344-4490

By________________________
Authorized Signature